UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2023

AMERICAN CLEAN RESOURCES GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-14319	84-0991764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12567 West Cedar Drive, Suite 230 Lakewood, CO 80228-2039
(Address of principal executive offices)

(888) 960-7347

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common Stock $0.001 par value	ACRG	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2023, American Clean Resources Group, Inc. (the “Company”) executed an agreement to acquire a 100% interest in SWIS, L.L.C. (“SWIS”). The Company will issue 1,500,000 shares of restricted common stock in exchange for a 100% interest in SWIS. The Company believes this acquisition will help strengthen our economics and further our goal to decrease our environmental impact and promote environmentally conscious operations.

About SWIS:

Combined Sewer Systems (“CSS”) were built over a century ago with the intention to divert wastewater away from households. CSS collect rainwater runoff, domestic sewage, and industrial wastewater into a single pipe system, which then transports the combined wastewater to a treatment plant. When the aged CSS is overwhelmed, the result is untreated wastewater being discharged directly into public waterways, such as creeks, streams, rivers, and other local bodies of water referred to as Combined Sewer Overflow (“CSO”). The resulting discharges of pollutants into public waterways increases the amount of suspended solids from point-source origins introduced to the ecosystem, creating a significant health hazard for wildlife and humans exposed to these waterways, historically tied to disease transmission. These violate the Clean Water Act and result in significant repercussions from the EPA. Currently, over forty million people in 700+ municipalities nationwide live in a municipality with a CSS.

Current solutions rely predominantly on inadequate Public Notification Programs to prevent water use at the source, the household, during high-risk CSO times. The current Public Notification Programs utilized by all municipalities in a CSS entails email signups, website banners, pamphlets, signs, etc., which remains arduous and ineffective. This antiquated, ineffective approach creates the immediate need to develop a modern, real-time notification system that gives individual households and facilities the immediately ability to positively modify their water use behavior resulting in a decrease in harmful point source pollutants unknowingly and unnecessarily being introduced to public waterways.

At SWIS we have developed an algorithm and a “smart” device that provides essential information to improve water quality from CSO. Recently, we have assigned the patent to the University of Louisville with the intent to commercialize the solution on behalf of the university, community, state and country. More importantly, SWIS along with other fellow entrepreneurs and environmental stewards have assembled a team to launch SWIS, with stakeholders from UofL, MSD, and state government. SWIS is actively ready to launch a pilot project to test its modernized approach to CSO Public Notification Programs. Currently, the patented algorithm is on standby for integration into “smart” plugs that will be used for non-invasive in-home notification. An implementation playbook has been designed for municipal use. SWIS has a management team well versed in the necessary strategies for market penetration and adoption and looks to test its behavior modification program abilities with the University of Louisville.

This project would greatly contribute to the universities expanding sustainability program and would put UofL and SWIS in an advanced position to compete to be one of six universities in the US that the EPA will chose as stormwater research hubs. With the completion of a successful Research Project, these stated goals and deliverables would revolutionize a major component of the $1 trillion water infrastructure issue plaguing a growing population and prime UofL and SWIS for nationwide Public Notification Program adoption. The development of our platform will modernize Public Education and Notification Programs that will significantly reduce the monetary cost and health risk of CSO events for municipalities worldwide. The results to be discovered at UofL will give SWIS data and information capable of educating citizens of developed cities across the globe and seamlessly integrating newly developed nations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2023	American Clean Resources Group, Inc.

	By:	/s/ Tawana Bain
Tawana Bain Chief Executive Officer

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